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                                                                  Exhibit (h)(4)


                              OMNIBUS FEE AGREEMENT

     THIS AGREEMENT is made as of this 1st day of April 2003, by and between THE KENSINGTON FUNDS (the "Trust"), a Delaware statutory trust, and BISYS FUND SERVICES OHIO, INC. ("BISYS"), an Ohio corporation.

     WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act") consisting of several series of shares of beneficial interest;

     WHEREAS, the Trust and BISYS have entered into an Administration Agreement, dated April 1, 2003, concerning the provision of management and administrative services for the investment portfolios of the Trust (individually referred to herein as a "Fund" and collectively as the "Funds");

     WHEREAS, the Trust and BISYS have entered into a Fund Accounting Agreement and a Transfer Agency Agreement, each of which is dated April 1, 2003, concerning the provision of fund accounting and transfer agency services, respectively, for the Funds; and

     WHEREAS, the parties desire to set forth the compensation payable by the Trust under the foregoing agreements in a separate written document.

     NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

     1. The Administration Agreement, Fund Accounting Agreement, and Transfer Agency Agreement referred to herein shall be referred to collectively as the "Service Agreements."

     2. ASSET - BASED FEES The Trust shall pay to BISYS on the first business day of each month, or at such time(s) as BISYS shall request and the parties hereto shall agree, an annual asset-based fee, computed daily, at the rate of:

          Eighteen one-hundredths of one percent (0.18%) of each Fund's daily net asset value up to $1 billion; and

          Ten one-hundredths of one percent (0.10%) of each Fund's daily net asset value in excess of $1 billion.

     3. MULTIPLE CLASSES An additional annual fee of $25,000 shall be charged for each class of shares that is created after the initial class.

     4. ANNUAL MINIMUM FEES The asset-based fees and multiple class fees described herein shall be subject to an annual complex minimum fee of $300,000. This minimum assumes a total of six classes. In the event that additional classes are added to the Funds, the annual complex minimum fee shall be increased by an additional $25,000 per annum for each additional class.

     5. PER ACCOUNT FEES BISYS shall be entitled to receive an annual fee of $25.00 (payable in monthly installments) per shareholder account per portfolio for the first 17,600 FundServ Level Three accounts; and $18.00 per shareholder account per portfolio for FundServ Level Three accounts in excess of 17,600.

     6. NEWLY CREATED FUNDS The asset-based, per account and annual minimum fees set forth above shall be applicable to the currently existing Funds. In the event additional Funds are created following the effective date of this Agreement, the fees payable to BISYS with respect to such additional Funds shall be agreed upon by the parties pursuant to a written amendment to this Agreement. In that connection, the parties hereto agree to negotiate in good faith with respect to the nature and amount of such fees.


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     7. The fees set forth above shall be in addition to the payment of out-of-pocket expenses, as provided for in the Service Agreements.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be fully executed as of the day and year first written above.

                                           THE KENSINGTON FUNDS



                                           By:_________________________________


                                           Name:_______________________________


                                           Title:______________________________



                                           BISYS FUND SERVICES OHIO, INC.



                                           By:_________________________________


                                           Name:_______________________________


                                           Title:______________________________